EX 10.19

FIRST AMENDMENT TO SERVICES AGREEMENT

First  Amendment to the Services Agreement entered into on March 6, 2018, between Ariel Scientific Innovations Ltd., a company organized under the laws of Israel ("Ariel"), and Qrons Inc., a Wyoming corporation (the "Company").

WHEREAS, the Company and Ariel are parties to the Services Agreement related to the services of  Dr. Gadi Tugerman  and his AU team ; and

WHEREAS, the Company and Ariel desire to amend the Services Agreement to extend the term thereof for an additional twelve months as provided herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

1. Definitions. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Services Agreement.

2.    Amendment. The Services Agreement shall be hereby amended as follows:

The Service Period as defined in Section 1.2 of the Services Agreement is hereby extended for an additional twelve-month period and shall terminate on March 6, 2020,

3. Fees. In consideration for the performance of the Services, the Company shall pay Ariel a total amount of $41,160 in quarterly payments in advance of $10,290 commencing on the execution of this agreement and on the 1st of June, September and December 2019.

3. Ratification. Except as specifically amended hereby, all of the terms and conditions of the Services Agreement shall remain in full force and effect and are hereby ratified and affirmed.

4. Counterparts. This First Amendment made be executed in one or more counterparts each of whch when executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, this First Amendment has been executed by the parties hereto effective as of March  6, 2019.

Ariel Scientific Innovations Ltd. By: /s/Larry Loev Name: Larry Loev Title: CEO	Qrons Inc. By: /s/Jonah Meer Jonah Meer Chief Executive Officer